EXHIBIT 11

                               AST RESEARCH, INC.
                       COMPUTATION OF NET LOSS PER SHARE

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                                                         Three Months Ended
                                                      ------------------------
 (In thousands, except per                             March 29,   March 30,
share amounts)                                            1997        1996
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
Weighted average shares of
  common stock outstanding                               57,894     44,682


Net loss                                              $(109,848) $(115,760)

Loss per share                                        $   (1.90) $   (2.59)
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